Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG NAMES HANK BONDE PRESIDENT & COO

BONDE FORMER COO OF ENTERPRISE SOFTWARE LEADER, JD EDWARDS

ENGLEWOOD, COLO. Dec. 21, 2004—CSG Systems International, Inc., (NASDAQ: CSGS) announced today that Hank Bonde, a 30-year veteran of the technology and telecommunications industry, has been named president and chief operating officer.

“We are pleased to add Hank to our extremely strong and talented management team,” Hansen said. “Hank has a unique blend of experience with both software and communications companies that will further position CSG as we enter what we believe is a new era of growth for the company.”

“The communications industry is at an inflection point,” Bonde said. “I am proud to join a proven and experienced team that will help accelerate the industry’s transition to providing a wealth of multiple services, information and content to consumers. We will continue to create tremendous value for our employees, customers and shareholders.”

Previously, Bonde was chief executive officer of Centerpost Corporation, the leading provider of multi-channel automated communications solutions. Prior to that he was chief operating officer for JD Edwards, an enterprise software company with nearly $1 billion in revenue and 5,000 employees worldwide. In addition, Bonde’s experience includes nine years with BellSouth Cellular, running at that time the largest local cellular phone company in the U.S., Los Angeles Cellular Telephone. Bonde also held a number of sales marketing and business development positions within IBM’s Information Systems group, including significant experience in the Asia-Pacific region.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

For More Information, Contact:

Carrie Schafer CSG Systems Tel: (303) 804-4075 Email: carrie_schafer@csgsystems.com	Liz Bauer CSG Systems Phone: (303) 804-4065 E-mail: liz_bauer@csgsystems.com